Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Registration Statement on Form F-1 of Vast Renewables Limited of our report dated September 29, 2023 relating to the financial statements of SiliconAurora Pty Ltd, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers
Melbourne, Australia
November 7, 2024